PRICING SUPPLEMENT No. ARC4041 dated October 9, 2024 (To Product Supplement No. WF1 dated July 20, 2022, Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-264388

Bank of Montreal Senior Medium-Term Notes, Series I Equity Linked Securities
Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

■	Linked to the common stock of Super Micro Computer, Inc. (the “Underlying Stock”)
■	Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at stated maturity. Whether you receive the face amount of your securities at stated maturity will depend, in each case, on the stock closing price of the Underlying Stock on the calculation day
■	Monthly Coupon. The securities will pay a fixed coupon on a monthly basis. The coupon rate is 21.50% per annum
■	Potential Loss of Principal. You will receive the face amount at stated maturity if, and only if, the stock closing price of the Underlying Stock on the calculation day is greater than or equal to the threshold price. If the stock closing price of the Underlying Stock on the calculation day is less than the threshold price, you will lose more than 40%, and possibly all, of the face amount of your securities

■ The threshold price is equal to 60% of the starting price.

■ You will have full downside exposure to the Underlying Stock from the starting price if the ending price is less than the threshold price, but you will not participate in any appreciation of the Underlying Stock and will not receive any dividends on the Underlying Stock

■	All payments on the securities are subject to Bank of Montreal's credit risk, and you will have no ability to pursue the issuer of the Underlying Stock for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the securities was $951.01 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Selected Risk Considerations" beginning on page PRS-9 herein and "Risk Factors" beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal, as issuer, defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$23.25	$976.75
Total	$1,091,000.00	$25,365.75	$1,065,634.25
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See "Terms of the Securities—Agent" and "Estimated Value of the Securities" in this pricing supplement for further information.
(2)	In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp. ("BMOCM"), may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Terms of the Securities

Issuer:	Bank of Montreal (the “Bank”).
Market Measure:	The common stock of Super Micro Computer, Inc. (the "Underlying Stock")
Pricing Date:	October 9, 2024.
Issue Date:	October 15, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Coupon Payment:

On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate)/12. Each coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

Your return on the securities will be limited to the sum of your coupon payments, even if the ending price significantly exceeds the starting price. You will not participate in any appreciation of the Underlying Stock.

Coupon Payment Dates:	The 15th day of each month, commencing November 2024 and ending on the stated maturity date.
Coupon Rate:	21.50% per annum.
Calculation Day:	October 9, 2025, subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.”
Stated Maturity Date:	October 15, 2025, subject to postponement. The securities are not subject to repayment at our option or at the option of any holder of the securities prior to the stated maturity date.
Maturity Payment Amount:

You will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to the coupon payment due at maturity). The “maturity payment amount” per security will equal:

•    if the ending price is greater than or equal to the threshold price: $1,000; or

•    if the ending price is less than the threshold price:

$1,000 × performance factor

If the ending price is less than the threshold price, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your coupon payments. You will not participate in any appreciation of the Underlying Stock, but you will have full downside exposure to the Underlying Stock if the ending price is less than the threshold price.

PRS-2

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Starting Price:	$47.29, the stock closing price of the Underlying Stock on the pricing date.
Stock Closing Price:	Stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.
Ending Price:	The “ending price” will be the stock closing price of the Underlying Stock on the calculation day.
Performance Factor:	The ending price divided by the starting price (expressed as a percentage).
Threshold Price:	$28.374, which is equal to 60% of the starting price.

Market Disruption Events and Postponement Provisions:	The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed, and will be adjusted for non-business days. For more information regarding adjustments to the calculation day and the stated
maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement
of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a Market
Disruption Event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying
Stock—Market Disruption Events” in the accompanying product supplement.
Calculation Agent:	BMO Capital Markets Corp. ("BMOCM")
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences and the Canadian federal income tax consequences of the ownership and disposition of the securities, see "Supplemental Canadian Tax
Considerations" and "United States Federal Tax Considerations" below, and the section of the product supplement entitled "United States Federal Tax Considerations."
Agent:

Wells Fargo Securities, LLC ("WFS"). The agent will receive the agent discount set forth on the cover page of this document. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo
Advisors ("WFA") (the trade name of the retail brokerage business of WFS's affiliates, Wells Fargo Clearing
Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA,
WFS may pay $0.75 per security of the agent's discount to WFA as a distribution expense fee for each security sold by WFA.

In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, BMOCM, may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS and/or BMOCM, and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376BWX2

PRS-3

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF1 dated July 20, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if that address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated July 20, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922009020/r715220424b5.htm

•	Prospectus Supplement and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

PRS-4

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Estimated Value of the Securities

Our estimated initial value of the securities on the pricing date that is set forth on the cover page of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities on the pricing date was determined based on market conditions at that time.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-5

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek an investment with coupon payments at a rate of 21.50% per annum until stated maturity;

▪	understand that if the ending price has declined by more than 40% from the starting price, they will be fully exposed to the decline in the stock closing price from the starting price and will lose more than 40%, and possibly all, of the face amount at stated maturity;

▪	understand and are willing to accept the full downside risks of the Underlying Stock;

▪	are willing to forgo participation in any appreciation of the Underlying Stock and dividends paid on the Underlying Stock; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	require full payment of the face amount of the securities at stated maturity;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page of this document;

▪	are unwilling to accept the risk that the stock closing price of the Underlying Stock may decline by more than 40% from the starting price to the ending price;

▪	seek exposure to the upside performance of the Underlying Stock;

▪	are unwilling to accept the risk of exposure to the Underlying Stock;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Underlying Stock; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the securities. For more information about the Underlying Stock, please see the section titled “The Underlying Stock” below.

PRS-6

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Determining Payment at Maturity

At maturity you will receive (in addition to the coupon payment due at maturity) a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the coupon payment due at maturity) for a range of hypothetical performances of the Underlying Stock from the starting price to the ending price. As this profile illustrates, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and whether you hold your securities to stated maturity.

PRS-8

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Terms And Structure Of The Securities

You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

You will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending price. If the ending price is less than the threshold price, the maturity payment amount will be reduced by an amount equal to the decline in the price of the Underlying Stock from the starting price (expressed as a percentage of the starting price). The threshold price is 60% of the starting price. For example, if the Underlying Stock has declined by 40.1% from the starting price to the ending price, you will not receive any benefit of the contingent downside protection feature and you will lose 40.1% of the face amount. As a result, you will not receive any protection if the stock closing price of the Underlying Stock on the calculation day declines significantly and you may lose some, and possibly all, of the face amount at stated maturity, even if the stock closing price of the Underlying Stock is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

Even if the ending price is greater than the threshold price, the maturity payment amount will not exceed the face amount, and your yield on the securities, taking into account the coupon payments you have received during the term of the securities, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

You May Be Fully Exposed To The Decline In The Underlying Stock From The Starting Price, But Will Not Participate In Any Positive Performance Of The Underlying Stock.

Even though you will be fully exposed to a decline in the value of the Underlying Stock if the ending price is below the threshold price, you will not participate in any increase in the stock closing price of the Underlying Stock over the term of the securities. Your maximum possible return on the securities will be limited to the coupon payments. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of the Underlying Stock.

Higher Coupon Rates Are Associated With Greater Risk.

The securities offer coupon payments at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may lose a substantial portion, and possibly all, of the face amount at maturity. The volatility of the Underlying Stock is an important factor affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the price of an Underlying Stock, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Underlying Stock as of the pricing date may result in a higher coupon rate, but it also represents a greater expected likelihood as of the pricing date that the stock closing price of the Underlying Stock will be less than the threshold price on the calculation day, such that the stock closing price of the Underlying Stock will be less than the threshold price on the calculation day such that you will lose a substantial portion, and possibly all, of the face amount at maturity. In general, the higher the coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will lose a substantial portion, and possibly all, of the face amount at maturity.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the issuer of the Underlying Stock for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. holders should note that persons having withholding responsibility in respect of the securities may withhold on any coupon paid to a non-U.S. holder, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the discussion under "United States Federal Tax Considerations" in this pricing supplement, in combination with the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Supplemental Canadian Tax Considerations” below. You should consult your tax advisor about your own tax situation.

PRS-9

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day as postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Is Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities exceeds our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs include the agent discount and selling concessions, the profits that we and our affiliates and/or the agent and its affiliates expect to realize for assuming the risks in hedging our obligations under the securities, and the estimated cost of hedging these obligations.

The Terms Of The Securities Were Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities as of the date of this pricing supplement was derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlying Stock, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current prices of the Underlying Stock, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the "derivative component factors," and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlying Stock; interest rates; volatility of the Underlying Stock; time remaining to maturity; and dividend yields on the Underlying Stock. When we refer to the "value" of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Underlying Stock. Because numerous factors are expected to affect the value of the securities, changes in the price of the Underlying Stock may not result in a comparable change in the value of the securities.

PRS-10

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underlying Stock

The Securities Will Be Subject To Single Stock Risk.

The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer (the “Underlying Stock Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.

Any Payment At Stated Maturity Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlying Stock. Investing in the securities is not equivalent to investing in the Underlying Stock. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlying Stock for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Underlying Stock. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlying Stock would have.

•	Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

•	We, The Agent And Our Respective Affiliates Cannot Control Actions By The Underlying Stock Issuer.

•	We, The Agent And Our Respective Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine the stock closing prices of the Underlying Stock and make any other determinations necessary to calculate the payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled "General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events" and "—Adjustment Events" in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM's determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

PRS-11

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Underlying Stock.

•	Business activities of our affiliates or any participating dealer or its affiliates with the Underlying Stock Issuer may adversely affect the price of the Underlying Stock.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Underlying Stock.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-12

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Hypothetical Returns

The following table illustrates, for a range of hypothetical performance factors, the hypothetical maturity payment amount payable at stated maturity per security (excluding the coupon payment due at maturity). The performance factor is the ending price expressed as a percentage of the starting price (i.e., the ending price divided by the starting price).

Hypothetical performance factor	Hypothetical maturity payment amount per security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
60.00%	$1,000.00
59.00%	$590.00
50.00%	$500.00
40.00%	$400.00
30.00%	$300.00
25.00%	$250.00
0.00%	$0

The above figures do not take into account the coupon payments received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive at stated maturity will depend on the actual ending price.

PRS-13

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Hypothetical Payment at Stated Maturity

Set forth below are examples of calculations of the maturity payment amount payable at stated maturity, assuming the hypothetical starting price, threshold price and ending prices indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and is not the actual starting price. The actual starting price and threshold price are set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the Underlying Stock, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending price is greater than the starting price and the maturity payment amount is equal to the face amount of your securities at maturity:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$145.00
Hypothetical threshold price:	$60.00
Performance factor (ending price divided by starting price):	145.00%

Since the hypothetical ending price is greater than the hypothetical threshold price, the maturity payment amount would equal the face amount. Although the hypothetical ending price is significantly greater than the hypothetical starting price in this scenario, the maturity payment amount will not exceed the face amount.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as the coupon payment due on the stated maturity date.

Example 2. The ending price is less than the starting price but greater than the threshold price and the maturity payment amount is equal to the face amount of your securities:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$80.00
Hypothetical threshold price:	$60.00
Performance factor (ending price divided by starting price):	80.00%

Since the hypothetical ending price is less than the hypothetical starting price, but not by more than 40%, you would receive the face amount of your securities at maturity.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as the coupon payment due on the stated maturity date.

PRS-14

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Example 3. The ending price is less than the threshold price and the maturity payment amount is less than the face amount of your securities at maturity:

Underlying Stock
Hypothetical starting price:	$100.00
Hypothetical ending price:	$45.00
Hypothetical threshold price:	$60.00
Performance factor (ending price divided by starting price):	45.00%

Since the hypothetical ending price is less than the hypothetical starting price by more than 40%, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to $450.00 per security, calculated as follows:

= $1,000 × performance factor

= $1,000 × 45.00%

= $450.00

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $450.00 per security as well as the coupon payment due on the stated maturity date.

These examples illustrate that you will not participate in any appreciation of the Underlying Stock, but will be fully exposed to a decrease in the value of the Underlying Stock if the ending price is less than the threshold price.

To the extent that the starting price, threshold price and ending price differ from the values assumed above, the results indicated above would be different.

PRS-15

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

The Underlying Stock

According to publicly available information, Super Micro Computer, Inc. ("SMCI"), is a provider of accelerated compute platforms for server and storage systems. Information filed by Super Micro Computer, Inc. with the SEC can be located by reference to its SEC file number: 001-33383, or its CIK Code: 0001375365. Super Micro Computer, Inc.’s common stock is traded on the Nasdaq Global Select Market under the ticker symbol “SMCI”.

Historical Information

We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical prices below may have been adjusted by Bloomberg to reflect any stock splits, reverse stock splits or other corporate transactions.

The following graph sets forth daily closing prices of the Underlying Stock for the period from January 1, 2019 to October 9, 2024. The closing price on October 9, 2024 was $47.29. The historical performance of the Underlying Stock should not be taken as an indication of its future performance during the term of the securities.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Underlying Stock should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the Underlying Stock on any calculation day or its ending price. We cannot give you assurance that the performance of the Underlying Stock will result in any positive return on your investment.

PRS-16

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the securities offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of securities, (3) is not affiliated with us, (4) does not receive any payment of interest on a security in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold securities in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary does not address the possible application of the “hybrid mismatch arrangement” rules in section 18.4 of the Tax Act to a Holder (i) that disposes of a security to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” with respect to the Holder or in respect of which the Holder is a “specified entity”, (ii) that disposes of a security under, or in connection with, a “structured arrangement”, or (iii) in respect of which we are a “specified entity” (as such terms are defined in subsection 18.4(1) of the Tax Act). Such Holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

Canadian federal income tax considerations applicable to the securities may be described more particularly when such securities are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the securities should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed to be paid or credited by us on a security (including amounts on account or in lieu of payment of, or in satisfaction of interest) to a Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation (“participating debt interest”). The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a security, or any portion of the principal amount of a security in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

In the event that a security, interest on which is not exempt from Canadian non-resident withholding tax (other than a security which is an “excluded obligation,” as defined in the Tax Act for this purpose) is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, or in certain cases, the price for which such security was assigned or transferred to the Holder by a person resident or deemed resident in Canada, the excess may be deemed to be interest and may, together with any interest that has accrued on the security to that time, be subject to Canadian non-resident withholding tax.

If an amount of interest paid by us on a security were to be non-deductible by us in computing our income as a result of the application of subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Subsection 18.4(4) would apply only if a payment of interest by us on a security constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

No payment of interest by us on a security should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement”, both as defined in subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these securities, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in subsection 18.4(6) of the Tax Act is reflected in the pricing of the securities, and (ii) it should also not be reasonable to consider that the securities were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch”.

PRS-17

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a security or on the proceeds received by a Holder on the disposition of a security (including redemption, cancellation, purchase or repurchase).

PRS-18

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

United States Federal Tax Considerations

You should review carefully the sections entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Put Options and Deposits” and, if you are a Non-U.S. Holder, “—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement. The following discussion, when read in combination with the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, constitutes the full opinion of our counsel, Ashurst LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlying Stock. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a cash-settled put option (the "Put Option") written by you with respect to the Underlying Stock, secured by a cash deposit equal to the stated principal amount of the security (the "Deposit"). In the opinion of our counsel, which is based on current market conditions, this treatment of the securities is reasonable under current law. Under this treatment: a portion of each interest payment made with respect to a security will be attributable to interest on the Deposit; and the remainder will represent premium attributable to your grant of the Put Option ("Put Premium").

Because the term of the securities is not more than one year, we intend to treat the deposit portion of your securities as a short-term debt instrument issued at a discount equal to the sum of all interest payments to be made with respect to the Deposit, and the following discussion is based on this treatment. Under this treatment, amounts treated as interest would be subject to the rules governing short-term debt instruments (as described under “United States Federal Income Taxation—Original Issue Discount—Short-Term Debt Securities” in the accompanying prospectus). Amounts treated as payment for the Put Option would be deferred and accounted for upon sale, call or maturity of the securities, as discussed below. The Put Premium should not be taken into account until retirement or earlier sale or exchange of the securities. The amount of each coupon payment that we will allocate to interest on the Deposit and to the Put Premium is set forth below. This allocation is binding on you unless you disclose otherwise on your U.S. federal income tax return; however, it is not binding on the IRS, and the IRS might disagree with it.

If you were to receive a cash payment of the full principal amount of your securities upon the call or maturity of your securities, such payment would likely be treated as (i) payment in full of the principal amount of the Deposit (which would not result in the recognition of gain or loss if you are an initial purchaser of your securities) and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above. If you were to receive a cash payment upon the maturity of your securities (excluding cash received as a coupon) of less than the full principal amount of your securities, such payment would likely be treated as (i) payment in full of the principal amount of the Deposit (which would not result in the recognition of gain or loss if you are an initial purchaser of your securities) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your securities over the amount that you received upon the maturity of your securities (excluding cash received as a coupon) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described above is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described above is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference. The deductibility of capital losses is subject to limitations.

Upon the sale of your securities, you would be required to apportion the value of the amount you receive between the Deposit and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit and (ii) your adjusted U.S. federal income tax basis in the Deposit. Except to the extent attributable to accrued but unpaid interest with respect to the Deposit, such gain or loss would be short-term capital gain or loss. If you are a cash basis taxpayer and do not elect to accrue interest currently, your adjusted basis in your securities should generally be the purchase price of your securities. If you are an accrual basis holder, or a cash basis holder that elects to accrue interest on your securities currently, your adjusted basis in your securities should generally be the purchase price of your securities increased by the amount of accrued interest and decreased by any interest that is paid in respect of the Deposit.

Upon the sale of your securities, the amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your securities is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option. The deductibility of capital losses is subject to limitations.

PRS-19

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

The portion of each interest payment that we will allocate to interest on the Deposit and to the Put Premium is as follows:

Annualized Coupon Rate	Interest on Deposit Component per Annum	Put Premium Component per Annum
21.50% per annum	5.005%	16.495%

This allocation is binding on you unless you disclose otherwise on your U.S. federal income tax return; however, it is not binding on the IRS, and the IRS might disagree with it.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of each security as a Put Option and a Deposit and on the allocation described above

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the securities and to the extent inconsistent overrides the discussion entitled “United States Federal Tax Considerations” and “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

The U.S. federal income tax treatment of the securities (including proper characterization of the coupon payments for U.S. federal income tax purposes) is uncertain. We intend to withhold (or expect the applicable withholding agent will withhold) U.S. federal income tax at a 30% rate in respect of the coupon payments made to a non-U.S. holder. However, a reduced rate of withholding tax may be available for a non-U.S. holder under an applicable income tax treaty (but subject to withholding tax on dividend equivalent payments under Section 871(m) of the Code discussed below) and withholding tax will not apply if payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding.

To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. Certifications may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form. In addition, special rules may apply to claims for treaty benefits made by corporate non- U.S. holders. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the coupon payments under U.S. federal income tax laws and whether such treaty rate or exemption applies to such coupon payments. No assurance can be provided on the proper characterization of the coupon payments for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-U.S. holders should consult their tax advisors in this regard.

You will generally not be subject to U.S. federal income or withholding tax on any gain (other than amounts attributable to any coupon payments) upon the sale or maturity of the securities, provided that (i) you comply with applicable certification requirements, which certification may be made on Form W-8BEN or W-8BEN-E (or a substitute or successor form) on which you certify, under penalties of perjury, that you are not a U.S. person and provide your name and address, (ii) your gain is not effectively connected with your conduct of a U.S. trade or business, and (iii) if you are a non-resident alien individual, you are not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the securities. In the case of (ii) above, you generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if you were a U.S. holder and, if you are a corporation, you may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of your earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Stock or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-20

Market Linked Securities—Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Super Micro Computer, Inc. due October 15, 2025

In the event of any withholding on the securities, we, or the applicable withholding agent, will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental Plan of Distribution

Delivery of the securities will be made against payment therefor on the issue date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such securities at any time prior to the first business day preceding the issue date will be required, by virtue of the fact that the securities will not settle in T+1, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Issuer in conformity with the senior indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Issuer, subject to the following limitations (i) the enforceability of the senior indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the senior indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the senior indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the senior indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the Trustees’ authorization, execution and delivery of the senior indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to the Issuer’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Ashurst LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will be executed, authenticated, issued and delivered, and the securities have been issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the senior indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated May 26, 2022, which has been filed as Exhibit 5.4 to the Issuer’s Form 6-K dated May 26, 2022.

PRS-21